Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
INFOGRAMES ENTERTAINMENT S.A.
IRATA ACQUISITION CORP.
and
ATARI, INC.
Dated as of April 30, 2008

i

ii

iii

INDEX OF DEFINED TERMS

Term	Section
Affiliate	8.1(a)
Agreement	Preamble
Bankruptcy Event	6.2(l)(i)
Bankruptcy Law	8.1(b)
Business Day	8.1(c)
Certificate of Merger	1.3
Certificates	2.1(c)
Change of Recommendation	5.4(e)(i)
Closing	1.2
Closing Date	1.2
Code	2.2(d)
Company	Preamble
Company Assets	3.8(b)
Company Benefit Plan	3.20(a)
Company Board	Recitals
Company Board Recommendation	3.3
Company Common Stock	Recitals
Company Conditions	5.2
Company Contracts	3.8(c)
Company Disclosure Schedule	Article III
Company Financial Advisor	3.31
Company Intellectual Property	8.1(d)
Company Material Adverse Effect	8.1(e)
Company Material Contracts	8.1(f)
Company Option Plans	3.10(a)
Company Organizational Documents	3.5
Company Permits	3.27(a)
Company Preferred Stock	3.9(a)
Company Proxy Statement	3.7(b)
Company SEC Reports	3.12(a)
Company Stock Option	2.3(a)
Company Stockholders Meeting	3.7(b)
Company Warrants	3.9(b)
Confidentiality Agreement	5.3(b)
Contracts	8.1(g)
Copyright Office	5.18(b)
Copyrights	8.1(k)
Credit Facility	8.1(h)
Custodian	8.1(i)
Customer Information	3.25
DGCL	1.1
Dissenting Shares	2.4(a)
Effective Time	1.3

Term	Section
Environmental Costs	3.23(b)(i)
Environmental Laws	3.23(a)(ii)
Environmental Matters	3.23(a)(i)
Exchange Act	3.7(b)
Excluded Shares	2.1(b)
Expenses Payee	7.6(c)
Expenses Payor	7.6(c)
Expenses	5.14
GAAP	3.15(b)
Governmental Entity	3.7
Hazardous Substances	8.1(j)
Indemnified Parties	5.9(a)
Intellectual Property	8.1(k)
Internet Assets	8.1(k)
IP Licenses	3.24(d)
Key Company Intellectual Property Assets	8.1(l)
Knowledge	8.1(m)
Laws	8.1(n)
Legal Actions	3.18
Liabilities	3.16
Lien	8.1(o)
Maximum Premium	5.9(b)
Merger	Recitals
Merger Consideration	2.1(c)
Merger Sub	Preamble
New Financing Facility	Recitals
NOLs	3.22(m)
Option Merger Consideration	2.3(a)
Orders	8.1(p)
Outside Date	7.2(a)
Parent	Preamble
Parent Board	Recitals
Parent Conditions	5.2
Parent Material Adverse Effect	8.1(q)
Patents	8.1(k)
Paying Agent	2.2(a)
Payment Fund	2.2(a
Permits	8.1(r)
Permitted Lien	8.1(s)
Person	8.1(t)
Post-Signing Returns	5.17(a)
Privacy Policy	3.25
Public Software	8.1(u)
Representatives	8.1(v)
Requisite Company Vote	3.3
SEC	3.7(b)

Term	Section
Securities Act	3.12(a)
Software	8.1(k)
SOX	3.13
Special Committee	Recitals
Subsidiary	8.1(w)
Superior Proposal	8.1(x)
Superior Proposal Change of Recommendation	5.4(e)(i)
Surviving Bylaws	1.6
Surviving Charter	1.5
Surviving Corporation	1.1
Takeover Proposal	8.1(y)
Takeover Statutes	3.30
Tax Returns	8.1(z)
Tax Sharing Agreements	3.22(f)
Taxes	8.1(aa)
Termination Fee	7.6(b)
Trade Secrets	8.1(k)
Trademarks	8.1(k)
Treasury Regulations	8.1(bb)
USPTO	5.18(b)

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of April 30, 2008 (this “Agreement”), by and among INFOGRAMES ENTERTAINMENT S.A., a French corporation (“Parent”), IRATA ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and ATARI, INC., a Delaware corporation (the “Company”).
RECITALS
     WHEREAS, the Board of Directors of the Company (the “Company Board”), upon unanimous recommendation of a special transaction committee of the Company Board consisting solely of disinterested directors of the Company (the “Special Committee”), has unanimously (i) approved and declared advisable and in the best interests of the holders of Company Common Stock (other than Parent and its Affiliates) that the Company enter into this Agreement and consummate the merger of Merger Sub with and into the Company (the “Merger”), this Agreement and the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein; (ii) directed that adoption of this Agreement be submitted to a vote at a meeting of the holders of Company Common Stock; and (iii) recommended to the holders of Company Common Stock that they adopt this Agreement;
     WHEREAS, the Board of Directors of Merger Sub has approved and declared advisable, and the Board of Directors of Parent (the “Parent Board”) has approved, this Agreement and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, contemporaneously with the execution of this Agreement, the Company and Parent are entering into the Credit Agreement among the Company, with Parent as the lender thereunder (the “New Financing Facility”) pursuant to which Parent has agreed to make available to the Company additional financing on the terms and subject to the conditions set forth in the New Financing Facility;
     WHEREAS, subject to certain exceptions, by virtue of the Merger, all of the issued and outstanding shares of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”), will be converted into the right to receive $1.68 in cash; and
     WHEREAS, certain capitalized terms used in this Agreement have the meanings specified in Section 8.1.
     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I
THE MERGER
          Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and (c) the Surviving Corporation shall become a wholly-owned subsidiary of Parent.
          Section 1.2 Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in ARTICLE VI, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York, at 10:00 a.m. on a date determined by the parties but not later than the second Business Day after the day on which the last of those conditions (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement or (b) at such other place and time or on such other date as Parent and the Company may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”
          Section 1.3 Effective Time. Immediately following the Closing, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, signed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).
          Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
          Section 1.5 Certificate of Incorporation. The certificate of incorporation of the Merger Sub in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Surviving Charter”) until amended as provided in the Surviving Charter or by applicable Laws.
          Section 1.6 Bylaws. The Company shall take all requisite action so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the bylaws of the Surviving Corporation (the “Surviving Bylaws”) until amended as provided in the Surviving Charter, in the Surviving Bylaws or by applicable Laws.

          Section 1.7 Directors. The directors of the Company and its Subsidiaries immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. The Company shall take all requisite action so that the directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the DGCL.
ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK
          Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of capital stock of Merger Sub or the Company:
               (a) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
               (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock owned by the Company or any of its wholly-owned Subsidiaries or by Parent or any of its wholly-owned Subsidiaries immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be canceled automatically and shall cease to exist, and no consideration shall be paid for those Excluded Shares.
               (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive $1.68 in cash, without interest (the “Merger Consideration”). All shares of Company Common Stock that have been so converted shall be canceled automatically and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented those shares (together with any book-entry shares, the “Certificates”) shall cease to have any rights with respect to those shares, other than the right to receive the Merger Consideration upon surrender of their Certificates in accordance with Section 2.2.
               (d) Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification or other similar transaction, then the Merger Consideration shall be adjusted to the extent appropriate.
          Section 2.2 Surrender of Certificates.
               (a) Payment Fund. Prior to the Effective Time, Parent shall select a bank or trust company, satisfactory to the Company in its reasonable discretion to act as the paying agent in the Merger (the “Paying Agent”), and not later than the close of business on the

Business Day immediately preceding the Closing Date, shall provide funds to the Paying Agent in amounts necessary for the payment of the aggregate Merger Consideration payable under Section 2.1(c) upon surrender of Certificates. Such funds provided to the Paying Agent are referred to as the “Payment Fund.”
               (b) Payment Procedures.
                    (i) Letter of Transmittal. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (A) a letter of transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of Certificates to the Paying Agent and (B) instructions for surrendering Certificates.
                    (ii) Surrender of Certificates. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a duly executed letter of transmittal and any other documents required by the Paying Agent, the holder of that Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of that Certificate less any required withholding of Taxes as provided in Section 2.2(d). Any Certificates so surrendered shall be canceled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Certificates.
                    (iii) Unregistered Transferees. If any Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, then the Merger Consideration may be paid to such a transferee so long as (A) the surrendered Certificate is accompanied by all documents required to evidence and effect that transfer and (B) the Person requesting such payment (1) pays any applicable transfer Taxes or (2) establishes to the satisfaction of Parent and the Paying Agent that any such Taxes have already been paid or are not applicable.
                    (iv) No Other Rights. Until surrendered in accordance with this Section 2.2(c), each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration. Payment of the full Merger Consideration upon the surrender of any Certificate shall be deemed to be payment in full satisfaction of all rights pertaining to that Certificate and the shares of Company Common Stock formerly represented by it.
               (c) No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.
               (d) Required Withholding. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any Merger Consideration payable under this Agreement such amounts as are required to be deducted or withheld therefrom under (i) the Internal Revenue Code of 1986 (the “Code”), (ii) any applicable state, local or foreign Tax Laws or (iii) any other applicable Laws. To the extent that any amounts are so deducted and withheld, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.
               (e) No Liability. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of Certificates for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Laws.
               (f) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund as directed by Parent. Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any amounts in excess of the amounts payable under Section 2.1(c) shall be paid promptly to Parent.
               (g) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Certificates 270 days after the Effective Time shall be delivered by the Paying Agent to Parent upon demand. Thereafter, any holder of Certificates who has not complied with this ARTICLE II shall look only to Parent for payment of the applicable Merger Consideration.
               (h) Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form required by Parent as indemnity against any claim that may be made against Parent on account of the alleged loss, theft or destruction of such Certificate, the Paying Agent shall pay the Merger Consideration to such Person in exchange for such lost, stolen or destroyed Certificate.
          Section 2.3 Stock Options.
               (a) Except as otherwise agreed prior to the Effective Time by Parent and the Company, the Company shall take all requisite action so that, as of the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of that Company Stock Option, shall be converted into the right to receive an amount in cash, without interest, equal to (a) the Option Merger Consideration multiplied by (b) the aggregate number of shares of Company Common Stock into which the applicable Company Stock Option was exercisable immediately prior to the Effective Time. “Option Merger Consideration” means the excess, if any, of the Merger Consideration over the per share exercise or purchase price of the applicable Company Stock Option. The payment of the Option Merger Consideration to the holder of a Company Stock Option shall be reduced by any income or employment Tax withholding required under (i) the Code, (ii) any applicable state, local or foreign Tax Laws or (iii) any other applicable Laws. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of that Company Stock Option for all purposes under this Agreement.
               (b) Prior to the Effective Time, the Company shall use its reasonable best efforts to commence and maintain in effect, at least until the Effective Time, a tender offer (the “Tender Offer”) to purchase all outstanding Company Stock Options, whether or not vested and exercisable, that the Company does not have the right to cancel and that have exercise prices that exceed the Merger Consideration. Upon acceptance of any Company Stock Option pursuant to the Tender Offer, such Company Stock Option shall be cancelled and shall no longer be outstanding, and the holder that so tendered shall only have the right to receive the consideration, if any, payable pursuant to the Tender Offer for such Company Stock Option.
          Section 2.4 Dissenting Shares.
               (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock for which the holder thereof (i) has not voted in favor of the Merger or consented to it in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration in accordance with Section 2.1(c). At the Effective Time, (x) all Dissenting Shares shall be cancelled and cease to exist and (y) the holder or holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL.
               (b) Notwithstanding the provisions of Section 2.4(a), if any holder of Dissenting Shares effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that holder’s shares (i) shall no longer be deemed to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the Merger Consideration upon surrender of the Certificate representing such shares in accordance with Section 2.2.
               (c) The Company shall give Parent (i) prompt notice of any demands for appraisal of any shares of Company Common Stock, the withdrawals of such demands, and any other instrument served on the Company under the provisions of Section 262 of the DGCL and (ii) the right to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not offer to make or make any payment with respect to any demands for appraisal without the prior written consent of Parent.
          Section 2.5 Tax Consequences. The parties intend the Merger to be a taxable sale of the Company Common Stock by the holders of shares of Company Common Stock and of Company Stock Options. Parent makes no representations or warranties to the Company or to any holder of shares of Company Common Stock or Company Stock Options, and the Company makes no representations or warranties to any holder of shares of Company Common Stock or Company Stock Options, regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any holder of shares of Company Common Stock or Company Stock Options of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby.
          Section 2.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, or record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (ii) otherwise carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby fully authorized, in the name and on behalf of the Company, to take all such lawful actions as are necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          The Company represents and warrants to Parent and Merger Sub that except as set forth in the disclosure schedule, dated as of the date of this Agreement, delivered by the Company to Parent contemporaneously with the execution of this Agreement (the “Company Disclosure Schedule”) or as set forth in the Company SEC Reports filed on or after January 1, 2006 and on or prior to the date of this Agreement::
          Section 3.1 Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.
          Section 3.2 Foreign Qualifications. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where failures to be so qualified or licensed or in good standing would not have a Company Material Adverse Effect.
          Section 3.3 Corporate Authorization. The Company has all necessary corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The Company Board, upon the unanimous recommendation of the Special Committee, has unanimously (i) approved and declared advisable and in the best interests of the holders of Company Common Stock (other than Parent and its Affiliates) that the Company enter into this Agreement and consummate the Merger, this Agreement and the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein; (ii)  directed that adoption of this Agreement be submitted to a vote at a meeting of the holders of Company Common Stock; and (iii) recommended to the holders of Company Common Stock that they adopt this Agreement (the “Company Board Recommendation”). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the Requisite Company Vote.
          Section 3.4 Enforceability. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Law affecting or relating to creditors’

rights generally and the availability of specific performance or injunctive relief and other equitable remedies.
          Section 3.5 Organizational Documents. The Company has previously filed with the SEC as exhibits to its Annual Report on Form 10-K correct and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement (collectively, the “Company Organizational Documents”).
          Section 3.6 Subsidiaries. A correct and complete list of all Subsidiaries of the Company and their respective jurisdictions of organization is set forth in Section 3.6 of the Company Disclosure Schedule. Except as set forth in Section 3.6 of the Company Disclosure Schedule, to the Knowledge of the Company, (a) each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Liens, (b) the Company does not own, directly or indirectly, any capital stock of, or any other securities convertible or exchangeable into or exercisable for capital stock of, any Person other than the Subsidiaries of the Company, and (c) the Subsidiaries, individually and in the aggregate, are inactive, do not conduct any business or other activities, are not parties to any Contracts and have no employees, minimal assets and no liabilities.
          Section 3.7 Governmental Authorizations. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, whether domestic or foreign (each, a “Governmental Entity”), other than:
               (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;
               (b) the filing with the United States Securities and Exchange Commission (the “SEC”) of (i) a proxy statement (the “Company Proxy Statement”) relating to the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement (the “Company Stockholders Meeting”) and (ii) any other filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Securities Exchange Act of 1934, as amended (including the rules and regulations thereunder, the “Exchange Act”); and
               (c) compliance with the rules and regulations of the NASDAQ Global Market.
          Section 3.8 Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not:
               (a) contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents;

               (b) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound, assuming that the Requisite Company Vote has been obtained and all consents, approvals, authorizations, filings and notifications described in Section 3.7 have been obtained or made except for such violations and breaches that would not have a Company Material Adverse Effect;
               (c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which the Company is a party or by which any Company Assets are bound (collectively, “Company Contracts”), other than as set forth in Section 3.8(c) of the Company Disclosure Schedule or any violations, breaches or defaults that would not have a Company Material Adverse Effect;
               (d) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Company Material Contracts, other than as set forth in Section 3.8(d) of the Company Disclosure Schedule or where the failure to obtain such consent, approval or authorization or make such filings or notifications would not have a Company Material Adverse Effect;
               (e) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations under any Company Material Contracts, other than as set forth in Section 3.8(e) of the Company Disclosure Schedule or that would not have a Company Material Adverse Effect; or
               (f) cause or result in the creation or imposition of any Liens on any Company Assets, other than as set forth in Section 3.8(f) of the Company Disclosure Schedule and such Liens the creation or imposition of which would not have a Company Material Adverse Effect..
          Section 3.9 Capitalization.
               (a) The authorized capital stock of the Company consists solely of (i) 30,000,000 shares of Company Common Stock, par value $0.10 per share, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”).
               (b) As of the close of business on April 28, 2008, (i) 13,477,920 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in treasury by the Company, (iii) 1,500,000 shares of Company Common Stock were reserved for issuance under the Company Option Plans, including with respect to outstanding Company Stock Options, (iv) 2,499 shares of Company Common Stock were reserved for issuance upon exercise of outstanding warrants to purchase shares of Company Common Stock (“Company Warrants”), and (v) no shares of Company Preferred Stock were outstanding. Since that date, no shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for shares of capital stock of the Company, have been issued other than upon exercise of the Company Stock Options or the Company Warrants outstanding on that date. The Company has delivered true and complete copies of the outstanding Company Warrants or form thereof to Parent.

               (c) All issued shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable, and not subject to any pre-emptive rights. All shares of Company Common Stock that are subject to issuance upon the exercise of outstanding Company Stock Options or the Company Warrants, upon issuance prior to the Effective Time upon the terms and subject to the conditions specified in the instruments under which they are issuable, (i) will be duly authorized, validly issued, fully paid and non-assessable and (ii) will not be subject to any pre-emptive rights.
               (d) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or Company Preferred Stock and other than the outstanding Company Stock Options and the Company Warrants, there are no options, warrants or other rights, agreements, rights plans, arrangements or commitments obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company.
               (e) To the Company’s Knowledge, each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.
          Section 3.10 Options.
               (a) As of the date of this Agreement, there are outstanding Company Stock Options to acquire an aggregate of 926,550 shares of Company Common Stock under the 1997 Stock Incentive Plan, as amended, the 2000 Stock Incentive Plan, as amended, and the 2005 Stock Incentive Plan (collectively, the “Company Option Plans”). Except for (i) outstanding Company Stock Options to purchase an aggregate of 926,550 shares of Company Common Stock, (ii) an aggregate of 573,450 shares of Company Common Stock available for issuance pursuant to future grants of Company Stock Options under the Company Option Plans and (iii) the Company Warrants, there are no options, warrants, calls, conversion rights, stock appreciation rights, redemption rights, repurchase rights or other rights, agreements, arrangements or commitments to which the Company is a party obligating the Company to issue or sell any shares of their capital stock or other securities.
               (b) The Company has filed with the SEC correct and complete copies of all Company Option Plans and has provided to Parent copies of all forms of outstanding Company Stock Option award agreements the forms of which are not filed with the SEC. Section 3.10(b) of the Company Disclosure Schedule sets forth a correct and complete list of the following information, as of the date of this Agreement, with respect to each Company Stock Option: (i) name of the holder; (ii) exercise price; (iii) number of shares of Company Common Stock issuable upon exercise; (iv) Company Option Plan under which the option was granted; (v) date of grant; (vi) vesting schedule; and (vii) expiration date.
          Section 3.11 Voting.
               (a) The Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company necessary (under the Company Organizational

Documents or the DGCL) to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement.
               (b) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company is a party with respect to the voting of any shares of capital stock of the Company, other than proxies held by Parent or any of its subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of the Company that have the right to vote, or that are convertible or exchangeable into or exercisable for securities having the right to vote, on any matters on which stockholders of the Company may vote.
          Section 3.12 Company SEC Reports.
               (a) The Company has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed with the SEC since January 1, 2006 (collectively, the “Company SEC Reports”), and has made available to Parent correct and complete copies of any exhibits to such Company SEC Reports for which confidential treatment was granted by the SEC. As of the respective dates that they were filed, the Company SEC Reports complied as to form in all material respects with all applicable requirements of the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”), and the Exchange Act, as applicable. Except to the extent that information contained in any Company SEC Report has been revised or superseded by a later filed Company SEC Report, none of the Company SEC Reports, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated in or necessary in order to make the statements in the Company SEC Reports, in light of the circumstances under which they were made, not misleading.
               (b) The Company has heretofore furnished to Parent complete and correct copies of all material amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.
               (c) The Company has furnished Parent with copies of all comment letters received by the Company from the SEC with respect to the Company SEC Reports or received since January 1, 2006 and all responses of the Company thereto. There are no outstanding unresolved issues with respect to the Company or the Company SEC Reports noted in comment letters or other correspondence received by the Company or its attorneys from the SEC, and there are no pending formal or, to the Knowledge of the Company, informal investigations of the Company by the SEC.
          Section 3.13 Executive and Director Loans. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (within the meaning of Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act of 2002 (“SOX”), except as set forth in Section 3.13 of the Company Disclosure Schedule, the Company has not made any loans to any such Company executive officers or directors.

          Section 3.14 Accounting Controls and Disclosure Controls.
               (a) The Company maintains an accounting system designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets that could have a material effect on the Company’s financial statements is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
               (b) The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by Section 302 of SOX. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company is not a party to any off-balance sheet arrangements (as defined in Item 303(c) of Regulation S-K promulgated under the Exchange Act).
               (c) To the Knowledge of the Company, since January 1, 2006, (i) there has been no material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) no current or former attorney representing the Company or any of the Company Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.
          Section 3.15 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included or incorporated by reference in the Company SEC Reports:
               (a) complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC;
               (b) were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes to those financial statements) and, in the case of unaudited financial statements, as permitted by the applicable instructions and regulations of the SEC relating to the preparation of quarterly reports on Form 10-Q); and
               (c) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended , or, as set forth in the Company SEC Reports, were restated to do so (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).
          Section 3.16 Liabilities. There are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of the Company or any of its Subsidiaries, other than:
               (a) Liabilities disclosed in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2007, set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2007;
               (b) Liabilities pursuant to the New Financing Facility; and
               (c) Liabilities incurred since December 31, 2007 in the ordinary course of business consistent with past practices;
               (d) Liabilities that do not exceed, individually or in the aggregate, US$500,000; and
               (e) Liabilities set forth in Section 3.16(c) of the Company Disclosure Schedule.
          Section 3.17 Absence of Certain Changes. Since March 31, 2007, the Company has conducted its business in the ordinary course consistent with past practices and, except as described in the Company SEC Reports, to the Company’s Knowledge:
               (a) there has not been any Company Material Adverse Effect; and
               (b) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would be prohibited by Section 5.1, other than as set forth in Section 3.17 of the Company Disclosure Schedule.
          Section 3.18 Litigation. Other than as set forth in Section 3.18 of the Company Disclosure Schedule, there are no legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative (including, but not limited to, NASDAQ or other self regulatory organization) or investigative proceedings (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened, against (a) the Company or, to the Knowledge of the Company, any of its Subsidiaries or (b) any director, officer or employee of the Company or other Person for whom the Company may be liable, in each case other than Legal Actions that would not have a Company Material Adverse Effect. To the Knowledge of the Company, there are no Orders outstanding against the Company or any of its Subsidiaries.
          Section 3.19 Contracts.
               (a) There are no Company Contracts required to be described in, or filed as an exhibit to, any Company SEC Report that are not so described or filed as required by the Securities Act or the Exchange Act, as the case may be. The Company has made available to Parent correct and complete copies of all Company Contracts filed with the SEC that are not otherwise publicly available in complete form.
               (b) Except as would not have a Company Material Adverse Effect, (i) all Company Contracts are valid and binding obligations of the Company and, to the Knowledge of the Company, each counterparty thereto, are in full force and effect and are enforceable in accordance with their respective terms, (ii) the Company is not in violation or breach of, or in default (with or without notice or the lapse of time or both) under, any Company Material Contract and, (iii) to the Knowledge of the Company, no other Person is in violation or breach of, or in default (with or without notice or the lapse of time or both) under, any Company Material Contracts.
               (c) Except as set forth in Section 3.19(c) of the Company Disclosure Schedule, there are no Company Contracts that restrict the ability of the Company to develop, publish or otherwise distribute interactive entertainment software products in any geographic area.
               (d) Except as set forth in Section 3.19(d) Section 3.19(d) of the Company Disclosure Schedule, the Company is not a party to or bound by any financial derivatives master agreements or engaged in any financial hedging activities.
          Section 3.20 Employee Benefit Plans.
               (a) Section 3.20(a) of the Company Disclosure Schedule contains a complete list of each material employee benefit plan, program, policy, practice, agreement, or arrangement, whether or not subject to ERISA, (i)  maintained, sponsored or contributed to by the Company, or (ii) to which any of them could incur any direct or indirect material liability (each, a “Company Benefit Plan”).
               (b) The Company has provided to Parent with respect to each applicable Company Benefit Plan correct and complete copies of: (i) a copy of the most recent annual report (if required under ERISA) with respect to each such Company Benefit Plan (including all schedules and attachments); (ii) a copy of the summary plan description, together with each summary of material modification required under ERISA with respect to such Company Benefit Plan; (iii) a true and complete copy of each written Company Benefit Plan (including all amendments not incorporated into the documentation for each such plan); (iv) all trust agreements, insurance contracts, and similar instruments with respect to each funded or insured Company Benefit Plan; and (v) any investment management agreements, administrative services contracts or similar agreements that are in effect as of the date hereof relating to the ongoing administration and investment of any Company Benefit Plan.
               (c) No Company Benefit Plan is, and the Company has no obligation to maintain, contribute to or otherwise participate in, and has no liability or other obligation (whether accrued, absolute, contingent or otherwise) under, a (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code. No Company Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.
               (d) No Company Benefit Plan provides health, life or other coverage for former directors, officers or employees (or any spouse or former spouse or other dependent thereof), other than benefits required by Section 4980B of the Code, Part 6 of Title I of ERISA, or similar provisions of state law.
               (e) Each Company Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in all material respects in accordance with its governing instruments and all applicable laws including ERISA and the Code.
               (f) Each Company Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received or is entitled to rely upon, a favorable determination letter or opinion letter from the IRS with respect to such Company Benefit Plan as to its qualified status under the Code, and, to the Knowledge of the Company, nothing has occurred that would reasonably expected to adversely affect such determination or opinion.
               (g) All reports, forms and other documents required to be filed with any government authority or furnished to employees with respect to any Company Benefit Plan (including summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed or furnished and, to the Knowledge of the Company, are accurate in all material respects.
               (h) Each Company Benefit Plan, employment agreement, or other contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code, its Treasury regulations, and any administrative guidance relating thereto; and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Company Benefit Plan, employment agreement, or other contract, plan, program, agreement, or arrangement. The Company is not a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code. No Company Stock Option or other right to acquire Company Stock or other equity of the Company (i) has an exercise price that was less than the fair market value of the underlying equity as of the date such Option or other right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise of disposition of such stock Option or right, or (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code).

               (i) The Company has no material Liabilities with respect to any misclassification of any Person as an independent contractor rather than as an employee.
               (j) With respect to each applicable Company Benefit Plan, to the Knowledge of the Company, (i) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred; (ii) there are no actions, suits or claims pending, threatened or anticipated (other than routine claims for benefits) against any such Company Benefit Plan or fiduciary thereto or against the assets of any such Company Benefit Plan; (iii) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by any governmental authority with respect to any Company Benefit Plan; and (iv) there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) which has resulted or could reasonably be expected to result in material liability to the Company.
               (k) No capital stock or other securities of the Company or any of its Subsidiaries forms or has formed a material part of the assets held in trust by any Company Benefit Plan.
          Section 3.21 Labor Relations and Employment Matters.
               (a) Except as set forth in Section 3.21 of the Company Disclosure Schedule, the Company is not a party to, bound by or subject to, or currently negotiating in connection with entering into, any collective bargaining agreement or other labor contract. Except as set forth in Section 3.21 of the Company Disclosure Schedule, none of the employees of the Company is represented by any union with respect to his or her employment by the Company. There is no (i) unfair labor practice, labor dispute (other than individual grievances) or labor arbitration proceeding pending or to the Knowledge of the Company, threatened against the Company relating to its business, (ii) activity or proceeding by a labor union or representative thereof to the Company’s Knowledge to organize any employees of the Company, or (iii) lockout, strike, slowdown, work stoppage or threat thereof by or with respect to such employees, and during the last three (3) years there has not been any such action.
               (b) Except as would not have a Company Material Adverse Effect, the Company is in compliance with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding and/or social security taxes.
          Section 3.22 Taxes. Except as set forth in Section 3.23 of the Company Disclosure Schedule:
               (a) All material Tax Returns required to be filed by or with respect to the Company have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are correct and complete in all material respects.
               (b) The Company has fully and timely paid all material Taxes owed by them (whether or not shown on any Tax Return) and have made adequate provision for any

Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the date of this Agreement.
               (c) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company for any taxable period and no request for any such waiver or extension is currently pending.
               (d) No audit or other proceeding by any Governmental Entity is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company. No Governmental Entity has given written notice of its intention to assert any deficiency or claim for additional Taxes against the Company. Since January 1, 2006, no claim has been made against the Company by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. All deficiencies for Taxes assessed against the Company have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company SEC Reports.
               (e) There are no Liens for Taxes upon the Company Assets, except for statutory Liens for current Taxes not yet due.
               (f) The Company is not a party to any Contract (other than any Contract to which Parent or Parent’s Affiliates are party) relating to the sharing, allocation or indemnification of Taxes (collectively, “Tax Sharing Agreements”) or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which the Company is the common parent) under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or any similar state, local or foreign Laws, as a transferee or successor, or otherwise.
               (g) The Company has withheld (or will withhold) from its employees, independent contractors, creditors, stockholders and third parties, and timely paid to the appropriate taxing authority, proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws. The Company has complied in all material respects with all Tax information reporting provisions under applicable Laws.
               (h) The Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
               (i) Any adjustment of Taxes of the Company made by the IRS, which adjustment is required to be reported to the appropriate state, local, or foreign Taxing authorities, has been so reported.

               (j) The Company has not executed or entered into a closing agreement under Section 7121 of the Code or any similar provision of state, local or foreign Laws, and the Company is not subject to any private letter ruling of the IRS or comparable ruling of any other taxing authority.
               (k) The Company is not, nor has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
               (l) The Company has not entered into any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b).
               (m) The net operating loss carryforwards of the Company (the “NOLs”), as set forth in Section 3.22(m) of the Company Disclosure Schedule, are not subject to any limitation under Section 382 or 384 of the Code or otherwise. There are no Legal Actions pending or, to the Knowledge of the Company, threatened against, with respect to or in limitation of the NOLs, including any limitations under Sections 382 or 384 of the Code (other than limitations incurred in connection with transactions contemplated by this Agreement).
          Section 3.23 Environmental Matters.
               (a) Except as would not have a Company Material Adverse Effect, the Company and, to the Knowledge of the Company, its predecessors are and have for the past three years been in compliance with:
                    (i) all applicable Laws relating to (A) pollution, contamination, protection of the environment, (B) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (C) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, “Environmental Matters”); and
                    (ii) all applicable Orders relating to Environmental Matters (collectively, “Environmental Laws”).
               (b) Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, there are no past or present conditions or events:
                    (i) that have required or would reasonably be expected to require the Company to incur any actual or potential cleanup, remediation, removal or other response costs (including the cost of coming into compliance with Environmental Laws), investigation costs (including fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, Liabilities, payments, damages (including any actual, punitive or consequential damages (A) under any Environmental Laws, contractual obligations or otherwise or (B) to third parties for personal injury or property damage), civil or criminal fines or penalties, judgments or amounts paid in settlement, in each case arising out of or relating to any Environmental Matters (collectively, “Environmental Costs”); or

                    (ii) that have formed or, to the Knowledge of the Company, would reasonably be expected to form the basis of any Legal Action against or involving the Company arising out of or relating to any Environmental Matters.
               (c) To the Knowledge of the Company, the Company has not received any written notice or other written communication in the past three (3) years: (i) that it is or may be a potentially responsible Person or otherwise liable in connection with any waste disposal site or other location allegedly containing any Hazardous Substances; (ii) of any failure by it to comply with any Environmental Laws or the requirements of any environmental Permits; or (iii) that it is requested or required by any Governmental Entity to perform any investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other Environmental Matters.
               (d) This Section 3.23 contains the sole and exclusive representations and warranties of the Company with respect to Environmental Matters, Environmental Costs, Hazardous Substances or other matters arising under Environmental Laws.
          Section 3.24 Intellectual Property.
               (a) Except as set forth in Section 3.24(a) of the Company Disclosure Schedule, the Company exclusively owns the Company Intellectual Property owned by Company free and clear of any Liens other than any Liens created in connection with the Credit Facility, the Trademark License of the Test Drive Franchise between the Company and Parent dated November 8, 2007 and the General Intellectual Property and Proprietary Rights (Other than Trademark Rights) between the Company and Parent dated November 8, 2007. Except as set forth in Section 3.24(a) of the Company Disclosure Schedule, the Company has the exclusive right to use the Company Intellectual Property that is exclusively licensed to Company pursuant to valid IP Licenses free and clear of any Liens other than (i) any Permitted Liens and (ii) any licenses that the licensor of such Company Intellectual Property granted to third parties to which the Company does not have any Knowledge.
               (b) Except as set forth in Section 3.24(b) of the Company Disclosure Schedule, all Company Intellectual Property owned by the Company (i) is subsisting and (ii) all registrations and applications for Company Intellectual Property owned by the Company have been duly maintained and not abandoned, except for such registrations or applications that the Company has permitted to expire or lapse or has cancelled or abandoned in its reasonable business judgment and subject to the vulnerability of a registration for trademarks to cancellation for lack of use in accordance with applicable laws. Except as set forth in Section 3.24(b) of the Company Disclosure Schedule, to the Knowledge of the Company, all Company Intellectual Property that is exclusively licensed to Company pursuant to valid IP Licenses (i) is subsisting and (ii) all registrations and applications for Company Intellectual Property exclusively licensed to the Company pursuant to valid IP Licenses have been duly maintained and not abandoned, except for such registrations or applications that the licensor has permitted to expire or lapse or has cancelled or abandoned in its reasonable business judgment and subject to the vulnerability of a registration for trademarks to cancellation for lack of use in accordance with applicable laws.

               (c) Except for such issuances, registrations or applications that Company has permitted to expire or lapse or has cancelled or abandoned in its reasonable business judgment and subject to the vulnerability of a registration for trademarks to cancellation for lack of use in accordance with applicable laws, Section 3.24(c) of the Company Disclosure Schedule sets forth a correct and complete list of all registrations, issuances, and applications for any Company Intellectual Property as well as, to the Knowledge of the Company, all unregistered Trademarks and Copyrights that are Company Intellectual Property and that are material to the operation of the business as presently conducted, specifying as to each item, as applicable and known at the time of the Effective Date: (i) the nature of the item, including the title; (ii) the owner of the item; (iii) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (iv) the issuance, registration or application numbers and dates. Notwithstanding the foregoing, with respect to Company Intellectual Property, limited in this case only to trademarks and copyrights that are exclusively licensed by the Company, the Company shall provide the information required pursuant to clause (i) through clause (iv) of this Section 3.24(c): (a) within 10 business days of the date of this Agreement; and (b) with respect only to such Company Intellectual Property that is material to the business of the Company and that is exclusively licensed to the Company for the Company’s distribution in the U.S. and Canada only. Further, the Company shall be required to list only such trademarks and copyrights that are set forth on the databases listed in Schedule 3.24(c) and the Company makes no representations as to accuracy or completeness beyond what such database searches disclose.
               (d) Section 3.24(d) of the Company Disclosure Schedule sets forth a correct and complete list of all written Contracts, other than any Contracts to which Parent or Parent’s Affiliates are a party, that are material to the business of the Company as presently conducted and under which the Company is a licensor or licensee of the Company Intellectual Property (other than “click-wrap,” “shrink-wrap” licenses or licenses of Public Software) (“IP Licenses”). Except as set forth in Section 3.24(d) of the Company Disclosure Schedule, in the two (2) years prior to the date of this Agreement, the Company has not received any written notice that Company has breached any of the obligations imposed on Company under the IP Licenses and, to the Knowledge of the Company, Company has timely performed all obligations imposed on Company under the IP Licenses.
               (e) Except as set forth in Section 3.24(e) of the Company Disclosure Schedule, to the Knowledge of the Company, no present or past employee who developed any part of the Company Intellectual Property that is owned by the Company, owns any rights in or to any such Company Intellectual Property. To the Knowledge of the Company, no employee of the Company is in violation of any term of any employment agreement, confidentiality agreement, or patent or invention disclosure agreement between such employee and the Company.
               (f) To the Knowledge of Company, no former employer or client of any employee of the Company has made a written claim against the Company in the two (2) years prior to the date of this Agreement that the Company Intellectual Property owned by the Company infringes such employer’s Intellectual Property.

               (g) Except to the extent caused by the acts or omissions of Parent or its Affiliates (other than the Company) or their agents, representatives or contractors and except as set forth in Section 3.24(g) of the Company Disclosure Schedule, the operation of the business of the Company as presently conducted does not infringe or misappropriate any Intellectual Property rights of any Person or constitute unfair competition or unfair trade practices under the law of any jurisdiction and the Company has not received written notice from any Person claiming that such operation infringes or misappropriates any Intellectual Property of any Person or constitutes unfair competition or unfair trade practices under the law of any jurisdiction.
               (h) Except as set forth in Section 3.24(h) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person is infringing upon or otherwise violating the Company Intellectual Property.
               (i) Except as set forth and quantified in Section 3.24(i) of the Company Disclosure Schedule, the Company is not a party to any IP License requiring the payment of royalties, honoraria, fees, or other payments in an amount that is equal to or greater than ten thousand United States dollars (US$10,000) payable by the Company to any Person in consideration for the Company’s ownership, use, license, sale, disposition and/or other exploitation of any Company Intellectual Property other than royalties, honoraria, fees or other payments that have already been paid.
               (j) Except to the extent such products were developed by Parent or its Affiliates (other than the Company) or their agents, representatives or contractors, Section 3.24(j) of the Company Disclosure Schedule, to the Knowledge of the Company, lists all products developed and currently owned by the Company and initially released in the two (2) years prior to the date of this Agreement that have Public Software embedded in them. Further, Section 3.24(j) of the Company Disclosure Schedule describes the manner in which such Public Software is used (such description shall include whether (and, if so, how) the Public Software was modified and/or distributed by the Company). Company has not received any written notice that Company has breached any of the obligations imposed on Company under the licenses for such Public Software.
          Section 3.25 Privacy Policy. A true and complete copy of the Company’s privacy policy (a “Privacy Policy”) regarding the collection and use of information from website visitors or other parties (“Customer Information”), is available on the Company’s website. The Company has not collected or used any Customer Information in violation of the Privacy Policy or, to the Company’s Knowledge, applicable Laws.
          Section 3.26 Real Property. The Company owns no real property. All material real property leased by the Company is disclosed in the Company SEC Reports. The Company has a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements) used or held for use by it, except as would not have a Company Material Adverse Effect. The Company’s leasehold interest in any such real property is not subject to any Liens, except for Permitted Liens and any Liens that would not have a Company Material Adverse Effect.

          Section 3.27 Permits; Compliance with Laws.
               (a) The Company is in possession of all Permits necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”), and all such Company Permits are in full force and effect, except as would not have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened, and no such suspension or cancellation will result from the transactions contemplated by this Agreement, except as would not have a Company Material Adverse Effect.
               (b) The Company is not, and has not been during the prior three (3) years, in conflict with, or in default or violation of, (i) any Laws applicable to the Company or by which any of the Company Assets is bound or (ii) any Company Permits except for such conflicts, defaults or violations as would not have a Company Material Adverse Effect.
               Section 3.28 Personal Property. The Company has good and marketable title to, or a valid and enforceable leasehold interest in, all personal Company Assets owned, used or held for use by them, except as would not have a Company Material Adverse Effect. The Company’s ownership of or leasehold interest in any such personal Company Assets is not subject to any Liens, except for as set forth on Section 3.28 of the Company Disclosure Schedule and for Permitted Liens and Liens that would not have a Company Material Adverse Effect.
               Section 3.29 Insurance. Section 3.29 of the Company Disclosure Schedule sets forth a complete list of all insurance policies owned or held by the Company. The Company maintains policies or binders of insurance covering risks and events and in amounts adequate for its business and operations and customary in the industry in which it operates. Except as set forth in Section 3.29 of the Company Disclosure Schedule, such policies will not terminate as a result of the consummation of the transactions contemplated by this Agreement.
               Section 3.30 Takeover Statutes. The Company Board has taken all necessary action to ensure that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to this Agreement, the Merger or the other transactions contemplated by this Agreement, including by approving this Agreement, the Merger and the other transactions contemplated by this Agreement. To the Knowledge of the Company, no other “fair price,” “moratorium,” “control share acquisition” or other similar state anti-takeover laws (“Takeover Statutes”) apply or purport to apply to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.
               Section 3.31 Opinion of Financial Advisor. Duff & Phelps LLC (the “Company Financial Advisor”) has delivered to the Special Committee and the Company Board its written opinion to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the stockholders of the Company (other than Parent and its Affiliates) from a financial point of view. The Company has made available to Parent a complete and correct copy of such opinion. The Company has obtained the authorization of the Company Financial Advisor to include a copy of such opinion in the Company Proxy Statement and the Schedule 13E-3.
               Section 3.32 Brokers and Finders. No broker, finder or investment banker other than the Company Financial Advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this

Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent a correct and complete copy of all agreements between the Company and the Company Financial Advisor under which the Company Financial Advisor would be entitled to any payment relating to the Merger or such other transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
          Parent represents and warrants to the Company that:
          Section 4.1 Organization and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Merger Sub has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.
          Section 4.2 Corporate Authorization. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The board of directors of Parent has unanimously adopted resolutions approving this Agreement and the transactions contemplated by this Agreement. The board of directors of Merger Sub has unanimously adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated by this Agreement. The execution and delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub.
          Section 4.3 Enforceability. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Law affecting or relating to creditors’ rights generally and the availability of specific performance or injunctive relief and other equitable remedies.
          Section 4.4 Capital Resources. Parent has, and will have at the Effective Time, sufficient cash, or committed funds capable of being used, to pay the full amount of the Merger Consideration.
ARTICLE V
COVENANTS
          Section 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement, (i) the officers and employees of the Company shall conduct the Company’s operations in the ordinary course of business consistent with past practice; (ii) the Company shall use commercially reasonable efforts to make all required filings under the Exchange Act in compliance with all applicable requirements and deadlines, including but not limited to the filing of its Annual Report on Form 10-K for the Company’s fiscal year ended March 31, 2008; (iii) the Company shall use commercially reasonable efforts to maintain and preserve intact its business organization, to retain the services of its current officers and key employees, and to preserve the good will of its customers, suppliers and other Persons with whom it has business relationships; (iv) the Company shall use commercially reasonable efforts to comply with the financial and operating performance covenants set forth in the Credit Facility and the New Financing Facility; and (v) the Company shall act in the ordinary course consistent with past practice with respect to its rights and obligations under the Atari Trademark License. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall not take any of the following actions, without the prior written consent of Parent:
               (a) Organization Documents. Amend any of the Company Organizational Documents;
               (b) Dividends. Except as set forth in Section 5.1(b) of the Company Disclosure Schedule, make, declare or pay any dividend or distribution on any shares of its capital stock;
               (c) Capital Stock. (i) Adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, (iii) grant any Person any right or option to acquire any shares of its capital stock, (iv) issue, deliver or sell any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities (other than pursuant to the exercise of the Company Stock Options that are outstanding as of the date of this Agreement) or (v) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;
               (d) Compensation and Benefits.  Except as required by the existing agreements set forth in Section 5.1(d) of the Company Disclosure Schedule, (i) increase the compensation or benefits payable or to become payable to any of its directors, executive officers or employees, (ii) pay any compensation or benefits not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) to its directors, officers or employees, (iii) grant any severance or termination pay to any of its directors, officers or employees (except pursuant to existing agreements, plans or policies), (iv) enter into any new employment or severance agreement with any of its directors, officers or employees, (v) establish, adopt, enter into, amend or take any action to accelerate rights under any Company Benefit Plans, except in each case (A) to the extent required by applicable Laws or (B) pursuant to existing collective bargaining agreements, or (vi) extend offers of employment or hire any employees not employed by the Company on the date of this Agreement;
               (e) Contracts. (i) Enter into any material Contract, other than in the ordinary course of business, (ii) enter into any Contract that would limit or otherwise restrict the Company or any successor, or that would, after the Effective Time, limit or otherwise restrict Parent or any of its Subsidiaries or any of their successors, from engaging or competing in any line of business or in any geographic area, or (iii) terminate, cancel or request any material change in any Company Material Contract;
               (f) Consultants. Except as set forth in Section 5.1(f) of the Company Disclosure Schedule, engage any consultants or advisors, or pay or agree to pay an amount in excess of US$100,000, individually or in the in aggregate, to consultants or advisors not engaged by the Company on or prior to the date of this Agreement;
               (g) Accounting. Change its accounting policies or procedures, other than as required by GAAP;
               (h) Legal Actions. Waive, release, assign, settle or compromise any material Legal Actions;
               (i) Intellectual Property. Take any action or omit to take any action that causes any Key Company Intellectual Property Assets to become invalidated, abandoned, dedicated to the public domain and/or that materially impairs the ability to exploit any Key Company Intellectual Property Assets;
               (j) Accounts Receivables. Take any action
                    (i) to sell, factor or otherwise transfer the Company’s accounts receivables; or
                    (ii) to conduct collections other than in the ordinary course, consistent with past practice;
               (k) Subsidiaries. Form any new Subsidiary or cause any existing Subsidiary to enter into any transaction of any kind or otherwise engage in any activities.
               (l) Related Actions. Authorize, propose, commit or agree to do any of the foregoing.
          Section 5.2 Other Actions. Parent, in the case of conditions specified in Section 6.2 (“Parent Conditions”), and the Company, in the case of conditions specified in Section 6.1 or Section 6.3 (“Company Conditions”), shall not and shall not cause any of their respective Subsidiaries to, take any action that could reasonably be expected to result in the respectively identified conditions to the Merger not being satisfied or satisfaction of those conditions being delayed, except, in the case of the Company, to the extent the Company Board of directors withdraws, modifies or amends the Company Board Recommendation in accordance with Section 5.4(d).
          Section 5.3 Access to Information; Confidentiality.
               (a) The Company shall, and shall cause its Subsidiaries, to: (i) provide to Parent and its Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, books and records of the Company and its Subsidiaries; and (ii) furnish promptly such information concerning the Company and its Subsidiaries as

Parent or its Representatives may reasonably request. No investigation conducted under this Section 5.3(a), however, will affect or be deemed to modify any representation or warranty made in this Agreement.
               (b) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated January 11, 2008 (the “Confidentiality Agreement”), between Parent and the Company with respect to the information disclosed under this Section 5.3.
          Section 5.4 No Solicitation.
               (a) From the date of this Agreement until the Effective Time, except as specifically permitted in Section 5.4(d), the Company shall not, and shall cause each of its Subsidiaries and Representatives not to, directly or indirectly:
                    (i) solicit, initiate, facilitate or knowingly encourage any inquiries, offers or proposals relating to a Takeover Proposal;
                    (ii) engage in discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, any Person that has made or indicated an intention to make a Takeover Proposal;
                    (iii) withdraw, modify or amend the Company Board Recommendation in any manner adverse to Parent;
                    (iv) approve, endorse or recommend any Takeover Proposal;
                    (v) enter into any agreement in principle, arrangement, understanding or Contract with respect to a Takeover Proposal; or
                    (vi) propose to do any of the foregoing or take any other action inconsistent with the obligations of the Company under this Section 5.4.
               (b) The Company shall, and shall cause each of its Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person that has made or indicated an intention to make a Takeover Proposal. The Company shall promptly request that each Person who has executed a confidentiality agreement with the Company in connection with that Person’s consideration of a Takeover Proposal return or destroy all non-public information furnished to that Person by or on behalf of the Company. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 5.4. The Company agrees that any violation of the provisions of this Section 5.4 by any Representative of the Company or any of its Subsidiaries at the direction or with the consent of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.4 by the Company.
               (c) The Company shall notify Parent promptly upon receipt of (i) any Takeover Proposal or any written notice that any Person is considering making any Takeover Proposal or (ii) any request for non-public information relating to the Company or any of its Subsidiaries. The Company shall provide Parent promptly with the identity of such Person and a copy of such Takeover Proposal, indication or request (or, where no such copy is available, a description of such Takeover Proposal). The Company shall keep Parent fully informed on a current basis of the status and details of any such Takeover Proposal, indication or request, and any related communications to or by the Company or its Representatives.
               (d) Subject to the Company’s compliance with the provisions of this Section 5.4, but only until the Company Stockholders Meeting is held, including any postponement or adjournment thereof, the Company and the Company Board shall be permitted to:
                    (i) engage in discussions or negotiations with a Person who has made a bona fide, written and unsolicited Takeover Proposal if the Company Board determines in good faith that such Takeover Proposal, if accepted, is reasonably likely to result in a Superior Proposal, but only so long as the Company Board has (A) determined, after consultation with outside legal counsel and financial advisors, that such Takeover Proposal is reasonably likely to lead to a Superior Proposal and (B) determined, after consultation with outside legal counsel, that the failure to take such action could constitute a breach of its fiduciary obligations to the stockholders of the Company under applicable Laws; and
                    (ii) furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to a Person who has made a bona fide, written and unsolicited Takeover Proposal if the Company Board determines in good faith that such Takeover Proposal is reasonably likely to result in a Superior Proposal, but only so long as the Company (A) has caused such Person to enter into a confidentiality agreement with the Company on terms and conditions substantially the same as those contained in the Confidentiality Agreement and (B) concurrently discloses the same such non-public information to Parent.
               (e) Notwithstanding anything herein to the contrary:
                    (i) Prior to the Company Stockholders Meeting, the Company Board may withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent, if the Company Board has (A) determined in good faith, after consultation with outside legal counsel, that failure to take such action could constitute a breach of its fiduciary obligations to the stockholders of the Company under applicable Laws and (B) provided Parent with at least three (3) Business Days’ prior written notice of its intention to take such action (a “Change of Recommendation”). If the Change of Recommendation is due to the existence of a Superior Proposal (a “Superior Proposal Change of Recommendation”), the Company Board shall not make such a Superior Proposal Change of Recommendation unless the Company Board has given Parent written notice of its intention to take this action at least five (5) Business Days prior to its taking this action (it being understood that this intention or notice or the disclosure of either will not constitute a Superior Proposal Change of Recommendation entitling Parent or the Company Board, as applicable, to terminate this Agreement pursuant to Section 7.2(c)). At any time, Parent may propose to the Company Board revisions to the terms of the transactions contemplated by this Agreement, and the Company Board and its Representatives will, if requested by Parent, negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this

Agreement proposed by Parent. The Company Board may make a Superior Proposal Change of Recommendation in the case of a Takeover Proposal that was a Superior Proposal only if it continues to be a Superior Proposal in light of any revisions to the terms of the transaction contemplated by this Agreement that Parent has proposed prior to the Company Board making such Superior Proposal Change of Recommendation.
                    (ii) The Special Committee of the Company shall be permitted to (i) disclose to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act and (ii) make such other public disclosure that it determines in good faith, after consultation with outside legal counsel, is required under applicable Laws.
          Section 5.5 Notices of Certain Events.
               (a) The Company shall notify Parent promptly of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement, (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, or (iii) any material Legal Actions commenced against or, to the Knowledge of the Company, threatened against or otherwise affecting the Company or any of its Subsidiaries.
               (b) Parent shall notify the Company promptly of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement, or (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement.
          Section 5.6 Company Proxy Statement and Other SEC Filings.
               (a) The Company shall prepare, promptly as reasonably practicable after the date of this Agreement, a draft of the Company Proxy Statement. The Company shall provide Parent with a reasonable opportunity to review and comment on such draft, and once such draft is in a form reasonably acceptable to each of Parent and the Company, the Company shall file the Company Proxy Statement with the SEC.
               (b) The Company and Parent shall prepare and file with the SEC, a joint Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) as promptly as reasonably practicable after the date of this Agreement.
               (c) Each party hereto shall, and shall cause their respective counsel, accountants and others advisors to, use reasonable best efforts to cooperate with each other in connection with the preparation and filing of the Company Proxy Statement and the Schedule 13E-3.
               (d) The Company shall use its reasonable best efforts to (i) respond to any comments on the Company Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests, and (ii) cause the

Company Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the Company Proxy Statement is cleared by the SEC.
               (e) Each party shall use its reasonable best efforts to (i) respond to any comments on the Schedule 13E-3 or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests, and (ii) cause the Schedule 13E-3 to be cleared by the SEC.
               (f) Each party shall promptly (A) notify the other party upon the receipt of any such comments or requests and (B) provide the other party with copies of all correspondence between the party and its Representatives, on the one hand, and the SEC and its staff, on the other hand, with respect to the Company Proxy Statement or Schedule 13E-3. Prior to responding to any such comments or requests, filing the Company Proxy Statement or Schedule 13E-3, or in the case of the Company, the mailing of the Company Proxy Statement, each party (x) shall provide the other party with a reasonable opportunity to review and comment on any drafts of the Company Proxy Statement and related correspondence and filings or Schedule 13E-3 and (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by the other party.
               (g) The Company Proxy Statement shall include the Company Board Recommendation unless the Company Board has withdrawn, modified or amended the Company Board Recommendation in accordance with Section 5.4(e).
               (h) For purposes of this Section 5.6, if the Company or Parent, as applicable, believes in good faith that the other party has not timely performed its obligations under this Section 5.6, the Company or Parent, as applicable, shall notify the other party of such event, specifying in reasonable detail that the other party has failed to timely comply with its obligations. Upon receipt of such notice, the other party shall have ten (10) days after the receipt of such notice either to perform such obligations or to dispute the allegations set forth in such notice.
          Section 5.7 Company Stockholders Meeting.
               (a) The Company shall call and hold the Company Stockholders Meeting for the sole purpose of voting on adoption of this Agreement as promptly as practicable, in compliance with applicable law, after the Company Proxy Statement and Schedule 13E-3 are cleared by the SEC.
               (b) Subject to Section 5.4(d) and (e), the Company shall (a) use its reasonable best efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement and (b) take all other action necessary or advisable to secure the Requisite Company Vote.
               (c) Parent agrees that neither it nor any of its Subsidiaries will take any action to act by written consent or otherwise to obtain the Requisite Company Vote other than at the Company Stockholder Meeting called for that purpose pursuant to the provisions of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, unless the Company has terminated this Agreement pursuant to Section 7.2(c), the Company shall submit the proposal for adoption of this Agreement to its stockholders at the Company Stockholders Meeting for the purpose of acting upon such proposal whether or not the Company Board withdraws, modifies or amends the Company Board Recommendation.
          Section 5.8 Directors’ and Officers’ Indemnification and Insurance.
               (a) All rights to indemnification now existing in favor of each present and former director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) as provided in the Company Organizational Documents, in agreements between an Indemnified Party and the Company or one of its Subsidiaries or otherwise in effect on the date of this Agreement or provided under Delaware Law from time to time shall survive the Merger and shall continue in full force and effect for a period of not less than six years after the Effective Time, and Parent and Surviving Corporation shall be jointly and severally responsible for fulfilling all such indemnification obligations to the Indemnified Parties.
               (b) After the Effective Time, the Surviving Corporation shall, and if the Surviving Corporation is unable to, Parent shall, maintain in effect the “tail” insurance policy provided with the Company’s current directors’ and officers’ liability insurance and fiduciary liability insurance, which automatically will become effective as of the Effective Time.
               (c) This Section 5.8 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers of the Company or its Subsidiaries, their respective heirs and personal representatives, and shall be binding on the Surviving Corporation, Parent and their respective successors and assigns. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all its properties and assets to any person (including by dissolution) or (iii) is unable to fund any indemnification obligation in excess of the benefits payable pursuant to the directors’ and officers liability insurance provided pursuant to Section 5.8(b), then, and in each such case, Parent shall cause proper provision to be made so that either Parent or such successors and assigns of the Surviving Corporation assumes and honors the obligations set forth in this Section 5.8.
          Section 5.9 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement shall use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in ARTICLE VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable.
          Section 5.10 Consents; Filings; Further Action.
               (a) Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Laws, each of Parent and the Company shall (i) use its reasonable commercial efforts to obtain any consents, approvals or other authorizations, and make any filings and notifications required in connection with the transactions contemplated by this Agreement and (ii) thereafter make any other submissions either required or deemed appropriate by either Parent or the Company, in connection with the transactions contemplated by this Agreement under (A) the Securities Act and the Exchange Act, (B) the DGCL, (C) any other applicable Laws and (D) the rules and regulations of the NASDAQ Global Market and Euronext Paris. Parent and the Company shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents to the non-filing party and its advisors prior to filing. Neither Parent nor the Company shall file any such document if the other party has reasonably objected to the filing of such document. Neither Parent nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party, which consent shall not be unreasonably withheld.
               (b) Each of Parent and the Company shall promptly inform the other party upon receipt of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If Parent or the Company (or any of their respective Affiliates) receives a request for information from any Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response to such request. Parent shall advise the Company promptly of any understandings, undertakings or agreements (oral or written) that Parent proposes to make or enter into with any Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, Parent shall use its reasonable commercial efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws.
               (c) Notwithstanding the foregoing, nothing in this Section 5.10 shall require, or be construed to require, Parent to agree to (i) sell, hold separate, divest, discontinue or limit, before or after the Effective Time, any assets, businesses or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates or (ii) any conditions relating to, or changes or restriction in, the operations of any such assets or businesses which, in either case, could reasonably be expected to (x) result in a Parent Material Adverse Effect or a Company Material Adverse Effect or (y) materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement.
          Section 5.11 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. Neither Parent nor the Company shall issue any such press release or make any such public statement prior to such consultation, except to the extent required to fulfill the fiduciary duties of the Company Board or the Special Committee, by applicable Laws or the requirements of the NASDAQ Global Market, in which case that party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.
          Section 5.12 Stock Exchange De-listing. Parent and the Company shall use their reasonable best efforts to cause the Company Common Stock to be de-listed from the

NASDAQ Global Market and de-registered under the Exchange Act promptly following the Effective Time.
          Section 5.13 Fees, Costs and Expenses. Whether or not the Merger is consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) shall be paid by the party incurring those Expenses, except (a) that Expenses incurred in connection with the filing, printing and mailing of the Company Proxy Statement and the filing of the Schedule 13E-3 shall be shared equally by Parent and the Company, (b) any Expenses incurred (in the reasonable estimate of the Company) in connection with the termination of the Company Option Plans and the tender and cancellation of Company Stock Options, shall be paid by the Parent; provided that any expenditures in excess of aggregate expenditures of $50,000 shall require the prior approval of Parent, and (c) as otherwise provided in Section 7.6.
          Section 5.14 Takeover Statutes. If any Takeover Statute is or becomes applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective boards of directors shall (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such Takeover Statute.
          Section 5.15 Defense of Litigation. The Company shall not settle or offer to settle any Legal Action against the Company, any of its Subsidiaries or any of their respective directors or officers by any stockholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Parent. The Company shall not cooperate with any Person that may seek to restrain, enjoin, prohibit or otherwise oppose the transactions contemplated by this Agreement, and the Company shall cooperate with Parent and Merger Sub in resisting any such effort to restrain, enjoin, prohibit or otherwise oppose such transactions.
          Section 5.16 Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall:
               (a) prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date after taking into account any permitted extensions (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws;
               (b) consult with Parent with respect to all Post-Signing Returns and deliver drafts of such Post-Signing Returns to Parent no later than ten Business Days prior to the date on which such Post-Signing Returns are required to be filed;
               (c) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;
               (d) promptly notify Parent of any material Legal Action or audit pending or threatened against the Company or any of its Subsidiaries in respect of any Tax matter, and not settle or compromise any such Legal Action or audit without Parent’s prior written consent, which shall not be unreasonably withheld ;
               (e) not make or revoke any material Tax election or adopt or change a Tax accounting method without Parent’s prior written consent; and
               (f) terminate all Tax Sharing Agreements (other than any such agreements of which the sole parties are the Company and/or Subsidiaries of the Company) to which the Company or any of its Subsidiaries is a party.
          Section 5.17 Maintenance and Prosecution of Intellectual Property.
               (a) The Company shall take all commercially reasonable actions to protect and maintain the Company Intellectual Property, including (i) prosecuting all pending applications for Patents or Trademarks or registration of Copyrights and (ii) maintaining each Patent, Trademark and Copyright registrations and applications owned by the Company, except for such applications or registrations that the Company has permitted to expire or has cancelled or abandoned in its reasonable business judgment and subject to the vulnerability of a registration for Trademarks to cancellation for lack of use in accordance with applicable laws.
               (b) The Company shall promptly notify Parent, (i) upon receiving notice of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the U.S. Patent and Trademark Office (the “USPTO”) or the U.S. Copyright Office (the “Copyright Office”) or equivalent office in any foreign jurisdiction, any court or tribunal in the United States or any political sub-division thereof, or any court or tribunal in any foreign jurisdiction), other than non-final determinations of the USPTO or the Copyright Office, regarding its ownership and/or use of any Company Intellectual Property, and/or (ii) upon receiving any Legal Actions from any Person that the Company Intellectual Property infringes or misappropriates any Intellectual Property of any Person.
               (c) The Company shall promptly notify Parent of any material infringement of any Company Intellectual Property by a third party of which the Company has Knowledge and shall consult with Parent regarding the actions to take to protect such Company Intellectual Property.
          Section 5.18 Performance of Restructuring Plan. The Company and its Subsidiaries shall continue to implement the restructuring plan, as attached as Appendix A, consistent with its terms, timing and scope.
ARTICLE VI
CONDITIONS
          Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to this Agreement to effect the Merger is subject to this Agreement having been duly adopted by the Requisite Company Vote.

          Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:
               (a) Representations and Warranties. (i) Each representation or warranty of the Company contained in Section 3.9 shall be true and correct in all respects in each case at the date of this Agreement and on and as of the Closing Date, (ii) the remaining representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects, without regard to any “materiality”, “in all material respects” or “Company Material Adverse Effect” qualifications contained in them, as of the Closing Date as though made on and as of such date and time (except for representations and warranties expressly made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of any such representations and warranties to be so true and correct in all respects would not have a Company Material Adverse Effect.
               (b) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
               (c) Company Material Adverse Effect. Since the date of this Agreement, there shall have been no Company Material Adverse Effect, whether or not as a result of the announcement or consummation of the Merger.
               (d) No Impairment of Key Company Intellectual Property Assets. None of the Key Company Intellectual Property Assets shall have been impaired or otherwise compromised by any Lien or Legal Actions and the Company shall not have granted any Person any exclusive license and/or other exclusive right in or to any Key Company Intellectual Property Asset(s), in each case, whether or not as a result of the announcement or consummation of the Merger.
               (e) No Breach of Specified Company Material Contracts. The Company shall not be in breach of any Company Material Contracts set forth on Schedule 6.2(e) of the Disclosure Schedule, whether or not as a result of the announcement or consummation of the Merger; notwithstanding the foregoing, it shall not be a failure of the condition specified in this Section 6.2(e) if the Company has breached or been notified of a breach by it of the New Financing Facility unless and until the lender under the Credit Facility has declared a default under the Credit Facility and accelerated the Company’s obligations thereunder.
               (f) Consents, Approval and Authorizations. The Company shall have obtained the consent, approval or other authorization of each Person specified in Section 6.2(f) of the Company Disclosure Schedule (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware).
               (g) Director Resignations. Parent shall have received written resignation letters from each of the members of the Company Board and each of its Subsidiaries effective as of the Effective Time.

               (h) Dissenting Shares. Less than 15% of the number of shares of Company Common Stock outstanding prior to the Effective Time shall have validly exercised appraisal rights pursuant to Section 262(d) of the DGCL.
               (i) No Injunctions or Restraints. No Governmental Entity shall have enacted any Laws or Orders (whether temporary, preliminary or permanent) that restrain, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.
               (j) Financing Default. The lender under the Credit Facility shall not have declared a default and accelerated the Company’s obligations thereunder.
               (k) Bankruptcy.
                    (i) Neither the Company nor any of its subsidiaries shall have taken any of the following actions pursuant to or within the meaning of any Bankruptcy Law (each a “Bankruptcy Event”):
                         (1) Commenced a voluntary case;
                         (2) Consented to the entry of an order for relief against it in an involuntary case;
                         (3) Consented to the appointment of a Custodian of it or for any substantial part of its property;
                         (4) Made a general assignment for the benefit of its creditors; or
                         (5) Taken any comparable action under any foreign laws relating to insolvency.
                    (ii) No court of competent jurisdiction shall have entered an order or decree under any Bankruptcy Law that:
                         (1) Is for relief against the Company or any of its subsidiaries in an involuntary case;
                         (2) Appoints a Custodian of the Company or any of its subsidiaries or for any substantial part of its property; or
                         (3) Orders the winding up or liquidation of the Company or any of its subsidiaries.
                    (iii) No involuntary petition shall have been filed against Company or any of its subsidiaries pursuant to or within the meaning of any Bankruptcy Law, which has not been dismissed or withdrawn.

                         (l) Officer’s Certificate. Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(f).
          Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:
               (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects, without regard to any “materiality”, “in all material respects” or “Parent Material Adverse Effect” qualifications contained in them, as of the Closing Date as though made on and as of such date and time (except for representations and warranties expressly made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of any such representations and warranties to be so true and correct in all respects would not have a Parent Material Adverse Effect.
               (b) Performance of Obligations. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
               (c) Officer’s Certificate. The Company shall have received a certificate, signed by a senior executive officer of Parent, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).
          Section 6.4 Frustration of Closing Conditions. None of the parties to this Agreement may rely on the failure of any condition set forth in this ARTICLE VI to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
          Section 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Parent and the Company (through action by, or with the approval of, the Special Committee).
          Section 7.2 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company (through action by, or with the approval of the Special Committee) at any time prior to the Effective Time:
               (a) if the Merger has not been consummated by August 31, 2008 (the “Outside Date”), except that (i) the right to terminate this Agreement under this clause (a) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure to consummate the Merger by such date; (ii) if the SEC has reviewed the Company Proxy Statement and the Company Stockholders Meeting has not been held by August 31, 2008, then either party may by notice to the other party extend the Outside Date to the earlier of ten (10) days after the date on which the Company Stockholders Meeting is scheduled to be held or October 31, 2008; and (iii) if, after August 31, 2008 but prior to October 31, 2008, any Governmental Entity shall have entered an Order that has the effect of enjoining the consummation of the Merger and any party to this Agreement shall have commenced an appeal thereof, this Agreement and the Outside Date may be extended by written notice of either Parent or the Company to the other party to the date that is 30 days following the issuance of a decision by the applicable appeals court with respect to such an appeal, but in no event beyond October 31, 2008;
               (b) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting (or adjournment or postponement thereof) and the Requisite Company Vote is not obtained;
               (c) if (i) the Company Board makes or issues a Superior Proposal Change of Recommendation, (ii) the Company enters into an agreement in principle, arrangement, understanding or a Contract relating to a Superior Proposal or (iii) the Company or the Company Board publicly announces its intention to do either of the foregoing;
               (d) if any Law is enacted that prohibits consummation of the Merger; or
               (e) if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable.
          Section 7.3 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:
               (a) if the Company Board withdraws, modifies or amends the Company Board Recommendation in any manner adverse to Parent;
               (b) if (i)  a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten Business Days after commencement, or (ii) the Company or Company Board publicly announces its intention to not do so;
               (c) if the Company Board exempts any Person other than Parent or any of its Affiliates from the provisions of Section 203 of the DGCL;
               (d) if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) through Section 6.2(c) and (ii) has not been cured by the Company within 20 Business Days after the Company’s receipt of written notice of such breach from Parent; provided, however, that Parent shall not have the right to terminate this Agreement if the Company has breached or been notified of a breach by it of the New Financing

Facility unless and until the lender under the Credit Facility has declared a default under the Credit Facility and accelerated the Company’s obligations thereunder;
               (e) if a Company Material Adverse Effect occurs;
               (f) if one or more Key Company Intellectual Property Assets become materially impaired as a result of one or more acts and/or omissions of Company;
               (g) if the lender under the Credit Facility shall have declared a default and accelerated the obligations thereunder; or
               (h) a Company Bankruptcy Event occurs.
          Section 7.4 Termination by the Company. This Agreement may be terminated by the Company (through action by or with the approval of the Special Committee) at any time prior to the Effective Time if Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) has not been cured by Parent within 20 Business Days after Parent’s receipt of written notice of such breach from the Company.
          Section 7.5 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE VII, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or representative of such party), except that if such termination results from the willful (a) failure of any party to perform its obligations or (b) breach by any party of its representations or warranties contained in this Agreement, then such party shall be fully liable for any Liabilities incurred or suffered by the other parties as a result of such failure or breach. The provisions of Section 5.13, Section 7.5 and Section 7.6 and ARTICLE VIII shall survive any termination of this Agreement.
          Section 7.6 Expenses Following Termination.
               (a) Except as set forth in this Section 7.6, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with the provisions of Section 5.13.
               (b) The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to $450,000 (the “Termination Fee”):
                    (i) if this Agreement is terminated by Parent pursuant to Section 7.3(a), Section 7.3(b) or Section 7.3(c) or pursuant to Section 7.3(d) as a result of a willful breach by the Company or if this Agreement is terminated by the Company pursuant to Section 7.2(c), in which case payment shall be made within two Business Days of such termination; or
                    (ii) if (A) a Takeover Proposal shall have been made or proposed to the Company or its stockholders or otherwise publicly announced (whether or not conditional), (B) this Agreement is terminated by either Parent or the Company pursuant to Section 7.2(a) or Section 7.2(c) and (C) within 18 months following the date of such termination, the Company or any of its Subsidiaries enters into any agreement in principle, arrangement, understanding or Contract providing for the implementation of a Takeover Proposal or shall consummate any Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referred to in the foregoing clause (A)), in which case payment shall be made within two Business Days of the date on which the Company or such Subsidiary enters into such agreement in principle, arrangement, understanding or Contract or consummates such Takeover Proposal, as applicable. For purposes of the foregoing clause (C) only, references in the definition of the term “Takeover Proposal” to the figure “20%” shall be deemed to be replaced by the figure “40%”.
               (c) Each of the Company and Parent acknowledges that (i) the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, neither party would have entered into this Agreement. Accordingly, if either the Company or Parent fails to pay when due any amounts required to be paid by it pursuant to this Section 7.6 (the “Expense Payor”) and, in order to obtain such payment, the party seeking payment of Expenses (the “Expense Payee”) commences a Legal Action which results in a judgment against the Expense Payor for such amounts, then in addition to the amount of such judgment, the Expense Payee shall be entitled to an amount from the Expense Payor equal to the fees, costs and expenses (including attorneys’ fees, costs and expenses) incurred by the Expense Payee in connection with such Legal Action, together with interest from the date of termination of this Agreement on all amounts so owed at the prime rate per annum in effect from time to time during such period (as published for each Business Day (or if such a day is not a Business Day, the immediately preceding Business Day) in the Wall Street Journal under the caption “Money Rates, Prime Rate”) plus 3%.
          Section 7.7 Amendment. This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, so long as (a) no amendment that requires stockholder approval under applicable Laws shall be made without such required approval and (b) such amendment has been duly approved by the board of directors of each of Merger Sub and the Parent and of the Company Board with the affirmative recommendation of the Special Committee. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.
          Section 7.8 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company (through action by, or with the approval of, the Special Committee), on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or, (c) subject to applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any part to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
          Section 7.9 Procedure for Termination, Amendment, Extension or Waiver. In order to be effective, (a) any termination or amendment of this Agreement shall require the prior approval of that action by the board of directors of each party seeking to terminate or amend this

Agreement (and of the Special Committee, in the case of the Company) and (b) any extension or waiver of any obligation under this Agreement or condition to the consummation of this Agreement shall require the prior approval of a duly authorized designee of the board of directors of the party or parties entitled to extend or waive that obligation or condition (and of the Special Committee, in the case of the Company).
ARTICLE VIII
MISCELLANEOUS
          Section 8.1 Certain Definitions. For purposes of this Agreement:
               (a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
               (b) “Bankruptcy Law” means Title 11, United States Code, or any similar federal or state law of the relief of debtors.
               (c) “Business Day” means any day, other than Saturday, Sunday or a U.S. federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.
               (d) “Company Intellectual Property” shall mean the Intellectual Property that is exclusively owned by or exclusively licensed pursuant to valid IP Licenses to Company and used in its business as presently conducted.
               (e) “Company Material Adverse Effect” means any event, change, occurrence, circumstance or development that, individually or together with any one or more other events, changes, occurrences, circumstances or developments has had or is likely to have a material adverse effect on (A) the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, (B) the Key Company Intellectual Property Assets or (C) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, provided, however, that any effect to the extent resulting from any of the following, in and of itself or themselves, shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:
                    (i) changes in general economic, regulatory or political conditions or changes generally affecting the securities or financial markets, provided that such changes do not disproportionately adversely affect the Company or its Subsidiaries taken as a whole compared to other companies in the same industry;

                    (ii) any action required to be taken by the Company pursuant to the provisions of this Agreement, the Credit Facility or the New Financing Facility or otherwise taken by the Company at the written request of Parent or its Affiliates (other than the Company);
                    (iii) any actions, suits, claims, hearings, arbitrations, investigations or other proceedings resulting from this Agreement or the Merger by or before any Governmental Entity;
                    (iv) any change in the market price or trading volume of securities of the Company, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, a decline in trading price or change in trading volume;
                    (v) changes generally affecting video game publishers or distributors, provided that such changes do not disproportionately adversely affect the Company or its Subsidiaries taken as a whole compared to other videogame publishers or distributors;
                    (vi) any matters (including the beginning of any events or the worsening of any events or conditions) set forth in or contemplated by the Company SEC Reports filed prior to the date of this Agreement;
                    (vii) effects relating to any actions taken by Parent or its Affiliates on behalf of the Company or any of its Subsidiaries that were not previously approved or subsequently ratified by the Company;
                    (viii) departures of any employees;
                    (ix) delisting of Company Common Stock from the Nasdaq Stock Market;
                    (x) seasonal fluctuations in the revenues, earnings, or other financial performance of the Company to the extent generally consistent in magnitude with prior years;
                    (xi) failure of Parent or its Subsidiaries (other than the Company) or any other game publisher, to meet its respective delivery schedules; provided that such failure is not caused by the Company and/or its Subsidiaries;
                    (xii) market acceptance of games or reduction in sales of any existing games;
                    (xiii) expenses, fees and other costs relating to the transactions contemplated by this Agreement;
                    (xiv) failure to collect accounts receivable or other amounts owing to the Company after the Company has used its commercially reasonable efforts to collect the same;

                    (xv) any matter of which Frederic Armitano-Grivel, Yves Blehaut, David Gardner, Yves Hannebelle, Phil Harrison, Mathias Hautefort or Pierre Lansonneur have actual knowledge prior to the date hereof;
                    (xvi) any breaches of any Company Contracts by the Company (other than under the Credit Facility to the extent such breaches have resulted in the obligations thereunder being accelerated);
                    (xvii) any effects relating to the pendency or the announcement of the transactions contemplated by this Agreement;
                    (xviii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, any failure by the Company to meet such projections, forecasts or revenue or earnings predictions; and
                    (xix) changes in GAAP or applicable Law after the date hereof.
               (f) “Company Material Contracts” shall mean the Company Contracts listed on Section 8.1(f) of the Company Disclosure Schedule.
               (g) “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations.
               (h) “Credit Facility” means the revolving line of credit provided under the Credit Agreement between the Company, the lenders thereunder, and BlueBay High Yield Investments (Luxembourg) S.A.R.L. as administrative agent, as amended from time to time.
               (i) “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
               (j) “Hazardous Substances” means: (i) any substance that is listed, classified or regulated as hazardous or toxic under any Environmental Laws; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; or (iii) any other hazardous or toxic substance that is or may become the subject of regulatory action under any Environmental Laws.
               (k) “Intellectual Property” shall mean all of the following, as they exist anywhere in the world: (i) patents, patent applications and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations, or interferences thereof) (“Patents”); (ii) trademarks, service marks, trade dress, trade names, brand names, logos and corporate names whether registered or unregistered, and all registrations and pending applications for registration thereof, and all goodwill related thereto (“Trademarks”); (iii) copyrights, including all renewals and extensions thereof, copyright registrations and pending applications for registration thereof, and non-registered copyrights (“Copyrights”); (iv) trade secrets, confidential business information, concepts, ideas, designs, research or development information, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, technical data, discoveries, modifications, extensions, improvements, and other proprietary information and rights, that, in each of the foregoing cases, is confidential and would derive independent economic value from not being known to the public or to other persons who can obtain economic value from its disclosure or use (“Trade Secrets”); (v) computer software programs, including all source code, object code, and documentation related thereto (other than “click wrap”, “shrink wrap” or “off the shelf” software or Public Software that is commercially available for US$10,000 or less per user (“Software”); (vi) domain names and Internet addresses (“Internet Assets”); and (vii) any and all causes of action arising from or related to any of the items described in clauses (i) – (vi).
               (l) “Key Company Intellectual Property Assets” means the Company Intellectual Property listed on Section 8.1(l) of the Company Disclosure Schedule.
               (m) “Knowledge” means, when used with respect to the Company, the actual Knowledge of Jim Wilson, Kristina Pappa, Arturo Rodriguez, John Belcasto and Jennifer Langton.
               (n) “Laws” means any domestic or foreign laws, statutes, ordinances, rules, regulations, codes or executive orders enacted, issued, adopted, promulgated or applied by any Governmental Entity.
               (o) “Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
               (p) “Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by any Governmental Entity.
               (q) “Parent Material Adverse Effect” means any event, change, occurrence, circumstance or development that, individually or together with any one or more other events, changes, occurrences, circumstances or developments has had a material adverse effect on the business, assets, properties, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or on the ability of Parent to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.
               (r) “Permits” means franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Entity.
               (s) “Permitted Lien” means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (ii) any statutory Lien arising in the ordinary course of business consistent with past practice by operation of Law with respect to a Liability that is not yet due or delinquent, and (iii) any Liens outstanding as of the date of this Agreement created in connection with the Credit Facility, the New Financing Facility, the Trademark License of the Test Drive Franchise between the Company and Parent dated November 8, 2007 and the General Intellectual Property and Proprietary Rights (Other than Trademark Rights) between the Company and Parent dated November 8, 2007.
               (t) “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).
               (u) “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License or (viii) the Apache License.
               (v) “Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent or the Company, as applicable, and its Subsidiaries.
               (w) Subsidiary” means, when used with respect to Parent or the Company, any other Person that Parent or the Company, as the case may be, directly or indirectly owns or has the power to vote or control capital stock of such Person representing, in aggregate, 50% or more of the voting power for the election of directors of such Person.
               (x) “Superior Proposal” means a Takeover Proposal involving a merger or consolidation of the Company, the acquisition of all or a majority of the Company Common Stock or the acquisition of all or substantially all of the Company Assets that the Company Board, after consultation with financial and outside legal advisors, has determined in good faith, taking into account the identity of the Person making such Takeover Proposal, and all financial, legal, regulatory and other aspects of such Takeover Proposal, (i) is on terms and conditions more favorable from a financial point of view to the stockholders of the Company than those contemplated by this Agreement, (ii) is reasonably capable of being completed on the terms proposed, and (iii) for which financing, to the extent required, is then committed or reasonably likely to be available; provided, however, that a proposal to provide financing to the Company and/or to refinance the Company’s outstanding indebtedness shall not constitute a Superior Proposal.
               (y) “Takeover Proposal” means any proposal or offer relating to (i) a merger, consolidation, share exchange or business combination involving the Company or any of its Subsidiaries, (ii) a sale, lease, exchange, mortgage, transfer or other disposition (other than in the ordinary course of business), in a single transaction or series of related transactions, of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of Company or any of its Subsidiaries, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of the Company or any of its Subsidiaries or (v) any other transaction having a similar effect to those described in clauses (i) – (iv), in each case other than the transactions contemplated by this Agreement.
               (z) “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.
               (aa) “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (ii) any transferee liability in respect of any items described in the foregoing clause (i).
               (bb) “Treasury Regulations” means the Treasury regulations promulgated under the Code.
          Section 8.2 Interpretation. The table of contents and headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles, Sections and Exhibits shall refer to Articles and Sections of, and Exhibits to, this Agreement unless the context shall require otherwise. The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.” Unless the context shall require otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement shall be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law shall be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and permitted successors and assigns.
          Section 8.3 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Effective

Time. This Section 8.3 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.
          Section 8.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law.
          Section 8.5 Submission to Jurisdiction. The parties to this Agreement (a) irrevocably submit to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.6 or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof.
          Section 8.6 Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand or overnight courier service or by facsimile:
If to Parent or Merger Sub, to:
Infogrames Entertainment, S.A.
1 Place Verrazzano
69252 Lyon Cedex 09 France
Facsimile: +33.1.43.12.54.30
Attention: David Gardner, CEO
with a copy to:
Morrison & Foerster LLP
Facsimile: +1 (213) 892-5454
Attention: Russell G. Weiss, Esq.
If to the Company, to:
Atari, Inc.
417 Fifth Avenue
New York, New York 10016
Facsimile: +1 (212) 726-4214
Attention: Jim Wilson, Chief Executive Officer and President
with a copy to:
Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, New York 10005
Facsimile: +1 (212) 822-5921
Attention: Thomas C. Janson, Esq.

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication shall be effective (a) if delivered by hand, when such delivery is made at the address specified in this Section 8.6, (b) if delivered by overnight courier service, the next Business Day after such communication is sent to the address specified in this Section 8.6, or (c) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.6 and appropriate confirmation is received.
          Section 8.7 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.
          Section 8.8 No Third-Party Beneficiaries. Except as provided in Section 5.8, this Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.
          Section 8.9 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.
          Section 8.10 Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.
          Section 8.11 Assignment. This Agreement shall not be assignable by operation of law or otherwise, except that Parent may designate, by written notice to the Company, a Subsidiary that is wholly-owned by Parent to be merged with and into the Company in lieu of Merger Sub, in which event all references in this Agreement to Merger Sub shall be deemed references to such Subsidiary, and in that case, all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such Subsidiary as of the date of such designation.
          Section 8.12 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.
          Section 8.13 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
          Section 8.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which shall be one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received counterparts signed by all of the other parties.
[Signature page follows]

          IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the duly authorized officers of the parties to this Agreement and Plan of Merger as of the date first written above.

INFOGRAMES ENTERTAINMENT, S.A.
By:	/s/ David Gardner
	Name:	David Gardner
	Title:	Chief Executive Officer

IRATA ACQUISITION CORP.
By:	/s/ David Gardner
	Name:	David Gardner
	Title:	President

ATARI, INC.
By:	/s/ Eugene I. Davis
	Name:	Eugene I. Davis
	Title:	Chairman of the Board of Directors